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April 17, 1996



                       Consumer Asset Management Division
                     of Electronic Data Systems Corporation
                                Management Report


The management of the Consumer Asset Management Division of Electronic Data Systems Corporation (the Division) has the responsibility for the Division's compliance with the minimum servicing standards in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (the USAP) for the year ended December 31, 1995 and for establishing and maintaining an effective internal control structure over compliance. In addition, as of and for the same period noted above, the Division had in effect a fidelity bond and errors and omissions policy in the amount of $5,000,000.00.

Management has performed an evaluation of the Division's compliance with the requirements and for the period referred to above. Based on this assessment, management asserts that the division has complied with the minimum requirements in the USAP for the year ended December 31, 1995.



Sincerely,
/s/Samuel C. Brenize
Executive Vice President
Consumer Asset Management Division,
Electronic Data Systems Corporation



                                              Consumer Asset Management Division
                                              190 South Warner Road
                                              Wayne, Pennsylvania 19087-2127
                                              (610) 989-1000
                                              Fax:(610)341-3939